Exhibit 23.4

Larrowe & Company, P.L.C.

104 Cranberry Road

Post Office Box 760

Galax, Virginia 24333

     276-238-1800

     Fax 276-238-1801

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in and incorporation by reference into this registration statement on Form S-4 of our report dated February 18, 2005, on our audits of Albemarle First Bank as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the two year period ended December 31, 2004. We also consent to the references to our firm under the caption “Experts” in such registration statement.

/s/ Larrowe & Company, PLC

Larrowe & Company, PLC

Galax, Virginia

July 21, 2005